Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212)-930-9400

COMPANY CONTACTS

Catherine D. Rice Chief Financial Officer	Andrew C. Richardson Executive Vice President - Capital Markets	Andrew G. Backman Vice President - Investor Relations

iStar Financial Announces First Quarter 2005 Results

•            Adjusted earnings per diluted common share were $0.74 for the first quarter 2005.

•            First quarter new financing activity totals a record $1.2 billion in 16 separate transactions.

•            First mortgage, first mortgage participation and corporate tenant lease transactions comprise 76% of first quarter commitments.

•            Cumulative repeat customer volume reaches $7.8 billion.

•            Company closes its previously-announced acquisition of Falcon Financial and investment in Oak Hill Advisors.

•            Company reiterates full year 2005 earnings guidance.

NEW YORK – April 26, 2005 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported first quarter results for the quarter ended March 31, 2005.

iStar reported adjusted earnings for the first quarter 2005 of $0.74 per diluted common share, compared to $(0.25) per diluted common share for the first quarter 2004. Adjusted earnings allocable to common shareholders for the first quarter 2005 were $83.5 million on a diluted basis, compared to $(26.6) million for the first quarter 2004. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the first quarter 2005 was $58.3 million, or $0.52 per diluted common share, compared with $(53.8) million, or $(0.50) per diluted common share, for the first quarter of 2004. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

First Quarter 2005 Results

Net investment income for the quarter increased to $94.6 million, from $86.0 million for the first quarter of 2004. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, and operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

iStar Financial announced that during the first quarter, it closed 16 new financing commitments for a total of $1.2 billion, of which $1.0 billion was funded during the quarter. In addition, the Company funded $96.7 million under 19 pre-existing commitments and received $475.4 million in principal repayments. Of the Company’s first quarter financing commitments, 76% represented first mortgage, first mortgage participation and corporate tenant lease transactions. Cumulative repeat customer business totaled $7.8 billion at March 31, 2005. The Company’s recent transactions continue to reflect its core business strategy of originating custom-tailored financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

For the quarter ended March 31, 2005, iStar Financial generated returns on average book assets and average common book equity of 5.1% and 17.3%, respectively. For the quarter, as determined in accordance with GAAP, the Company’s debt to book equity plus accumulated depreciation and loan loss reserves was 1.9x.

As of March 31, 2005, the Company’s loan portfolio consisted of 68% floating rate and 32% fixed rate loans. The weighted average GAAP LIBOR margin of floating rate loans was 4.89%. The weighted average GAAP margin of the Company’s fixed rate loans was 6.44% on a term-adjusted basis.

Jay Sugarman, iStar Financial’s chairman and chief executive officer stated, “This quarter we continued to provide custom-tailored capital to high-end owners of commercial real estate who value our experience, reliability and reputation for innovation and responsiveness. While the continuing high levels of liquidity in the commercial real estate finance markets remains a concern, we view these market conditions to be unsustainable over the long term and we are positioning our portfolio accordingly. In spite of the environment, our growing platform capabilities enabled us to continue to find investment opportunities that we believe provide shareholders with superior risk-adjusted returns. In addition, our repeat customer business remains strong, representing 77% of this quarter’s commitments.”

Mr. Sugarman continued, “During the quarter, we closed on the Falcon Financial acquisition and are busy in the process of integrating Falcon with our AutoStar business. In addition, this month we closed on our significant minority investment in Oak Hill Advisors and continue to be excited about the prospects and opportunities this investment should provide in the crossover markets of real estate and corporate finance.”

-more-

Capital Markets Summary

During the first quarter iStar Financial issued $700 million of 5.15% senior unsecured notes due 2012 and $400 million of LIBOR plus 0.39% senior unsecured notes due 2008. The net proceeds of the Notes issuances were used to repay revolving credit facilities.

Catherine D. Rice, iStar Financial’s chief financial officer stated, “We were pleased with the market’s reception to our inaugural unsecured notes issuance as a fully investment grade finance company. The transactions were well-oversubscribed with over 110 investors participating, many of whom were new investors to iStar Financial.”

On March 1, 2005, iStar Financial exchanged approximately $117 million of iStar Financial Inc. 5.70% Series B Senior Notes due 2014 for substantially all of its $100 million TriNet Corporate Realty Trust 7.70% Notes due 2017. On March 28, 2005, the Company successfully completed its solicitation of consents to modify the covenants in its $50 million TriNet Corporate Realty Trust 7.95% Notes due 2006, and TriNet was subsequently merged into iStar Financial on March 30, 2005.

Ms. Rice commented, “With the completion of the merger of TriNet, our formerly wholly-owned subsidiary, into iStar, we eliminated the ongoing separate reporting requirements associated with TriNet and simplified our capital structure. The approximately $784 million of assets that were previously held by TriNet and its subsidiaries are now held directly by iStar Financial, thereby eliminating the structural subordination of these assets to iStar’s creditors that previously existed.”

At March 31, 2005, the Company had $641 million outstanding under its four credit facilities, which total $2.8 billion in committed capacity.

On April 21, 2005, the Company issued $250 million of 5.375% senior unsecured notes due 2010, and $250 million of 6.05% senior unsecured notes due 2015. The net proceeds of the issuance were used to repay revolving credit facilities, including borrowing incurred after March 31, 2005.

Ms. Rice continued, “As a finance company we expect to be a regular issuer of unsecured debt into the capital markets. We will always seek to maintain a prudent level of liquidity, and the timing of such issuances will be based on our pipeline and projected funding needs. As we exhaust the capacity of our existing shelf registration statement, we expect to replenish that capacity with a new shelf to provide for our capital raising needs into 2006. We continue to expect to issue approximately $2.0-$2.5 billion of unsecured notes this year, inclusive of the $1.6 billion issued to date.”

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company reiterates its previously-communicated diluted adjusted earning per share guidance for fiscal year 2005 of $3.25-$3.50 and expects diluted earnings per share of $2.25-$2.60. For the second quarter 2005, the company expects diluted adjusted earnings per share in the $0.80 range and diluted earnings per share in the $0.57 range.

Ms. Rice stated, “Our 2005 guidance remains unchanged from the prior quarter, as earnings for the first few quarters of this year reflect the cautious approach we took during the second half of 2004 which resulted in a net decrease to our asset base. Liquidity within the commercial real estate markets remains high, and our first quarter results reflected continuing high prepayment activity resulting from our borrowers selling or refinancing their assets at aggressive levels. In addition, margins continue to be under pressure as real estate lending credit spreads remain at historically low levels. Despite these factors, our commitments for the first quarter represented a record for our company, and we expect our origination pipeline to remain active. Because prepayment activity remains high, we believe our net asset growth for 2005 will be in the $2.5-$3.0 billion range. Consistent with our view on prepayments, and due to many of our loans having significant prepayment penalties, second quarter earnings could be several cents above or below our guidance depending on the ultimate timing of and amount of prepayments.”

Ms. Rice continued, “We often are asked about the impact of rising interest rates on our business. With respect to the right side of our balance sheet, we have a match funding policy under which a one percent change in interest rates cannot impact our adjusted earnings by more than 2.5%. At March 31, 2005, a 100 basis point increase in interest rates would have increased our earnings by 0.39%. However, our macro view is that rising interest rates should eventually ease some of the pressure on real estate asset spreads by causing much of the excess, unsophisticated capital that entered the market in search of yield as interest rates decreased to leave the sector. While our guidance does not assume the competitive environment changes in the near future, we believe that increasing interest rates should benefit our business.”

Risk Management

At March 31, 2005, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 91.9% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans, excluding $256.9 million of loans acquired from Falcon Financial which is currently being integrated with the Company), was 20.7% and 66.0%, respectively. As of March 31, 2005 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12- month cash flow through December 31, 2004, was 2.40x.

At quarter end, the Company’s corporate tenant lease assets were 95.2% leased with a weighted average remaining lease term of 11.5 years. At quarter end, 79.3% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At March 31, 2005, the weighted average risk ratings of the Company’s structured finance assets was 2.71 for risk of principal loss, compared to last quarter’s rating of 2.72, and 3.16 for performance compared to original underwriting, compared to last quarter’s rating of 3.19. The weighted average risk rating for corporate tenant lease assets was 2.36 at the end of the first quarter, an improvement from the prior quarter’s rating of 2.40.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.0% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 10.5% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

At March 31, 2005, the Company’s non-performing loan assets (NPLs) represented 1.3% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At March 31, 2005 the Company had three loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.1% of total assets at March 31, 2005.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “The overall credit quality of the asset base remained strong during the first quarter. We are seeing increasing leasing activity in most of our markets and continue to evaluate opportunities to selectively sell non-core sale/leaseback assets into frothy real estate markets where we believe we can redeploy the capital at more attractive returns. While we added a reasonably large first mortgage that was not paid off at maturity to our NPL list, we believe this loan is well covered by the underlying collateral and do not expect a loss of principal or interest on this loan.”

Dividend and Other Developments

On February 15, 2005, iStar Financial announced that, effective April 1, 2005, its Board of Directors had declared a regular quarterly cash dividend of $0.7325 per common share for the quarter ended March 31, 2005. The first quarter dividend is payable on April 29, 2005 to holders of record on April 15, 2005.

The Company will host its annual meeting of shareholders at the Harvard Club of New York City, located at 35 West 44th Street, New York, New York, 10036 on Wednesday, May 25, 2005 at 9:00 a.m. local time. All shareholders are cordially invited to attend.

[Financial Tables to Follow]

*              *              *

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, April 26, 2005. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Net investment income (1)	$94,639	$85,960
Other income	12,013	11,941
Non-interest expense (2)	(36,128)	(138,759)
Minority interest in consolidated entities	(205)	(133)
Income from continuing operations	$70,319	$(40,991)

Income from discontinued operations	—	5,739
Gain from discontinued operations	—	136
Preferred dividend requirements (3)	(10,580)	(19,600)
Net income allocable to common shareholders and HPU holders (4)	$59,739	$(54,716)

(1)          Net investment income for the three months ended March 31, 2004 includes $11.5 million charge relating to the redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)          Non-interest expense for the three months ended March 31, 2004 includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)          Preferred dividend requirements for the three months ended March 31, 2004 includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	March 31, 2005	December 31, 2004
	(unaudited)

Loans and other lending investments, net	$4,311,033	$3,946,189
Corporate tenant lease assets, net	2,974,638	2,877,042
Other investments	192,267	75,092
Total assets	7,997,587	7,220,237
Debt obligations	5,316,627	4,605,674
Total liabilities	5,460,754	4,745,749
Total shareholders’ equity	2,516,716	2,455,242

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Interest income	$92,360	$83,057
Operating lease income	77,125	66,026
Other income	12,013	11,941
Total revenue	181,498	161,024

Costs and expenses:
Interest expense	68,951	52,486
Operating costs - corporate tenant lease assets	5,735	4,713
Depreciation and amortization	17,875	14,859
General and administrative	15,361	13,359
General and administrative - stock-based compensation expense	642	107,541
Provision for loan losses	2,250	3,000
Loss on early extinguishment of debt	—	12,172
Total costs and expenses	110,814	208,130

Income (loss) from continuing operations before other items	70,684	(47,106)
Equity in earnings (loss) from joint ventures	(160)	6,248
Minority interest in consolidated entities	(205)	(133)
Income (loss) from continuing operations	70,319	(40,991)

Income from discontinued operations	—	5,739
Gain from discontinued operations	—	136
Net income (loss)	70,319	(35,116)

Preferred dividends	(10,580)	(19,600)

Net income (loss) allocable to common shareholders and HPU holders	$59,739	$(54,716)

Net income (loss) per common share:
Basic (1)	$0.52	$(0.50)
Diluted (2)	$0.52	$(0.50)

Weighted average common shares outstanding:
Basic	111,469	107,468
Diluted	112,674	107,468

(1)          For the three months ended March 31, 2005 and 2004, excludes $1,483 and ($905) of net income (loss) allocable to HPU holders, respectively.

(2)          For the three months ended March 31, 2005 and 2004, excludes $1,468 and ($905) of net income (loss) allocable to HPU holders, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31
	2005	2004

ADJUSTED EARNINGS: (1)
Net income (loss) (2)	$70,319	$(35,116)
Add: Depreciation and amortization	18,150	15,938
Add: Joint venture income	42	—
Add: Joint venture depreciation and amortization	135	1,532
Add: Amortization	7,526	10,312
Less: Preferred dividends (3)	(10,580)	(19,600)
Less: Gain from discontinued operations	—	(136)

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$85,550	$(27,070)
Diluted	$85,592	$(27,070)

Adjusted earnings per common share:
Basic: (4)	$0.75	$(0.25)
Diluted: (5)	$0.74	$(0.25)

Weighted average common shares outstanding:
Basic	111,469	107,468
Diluted	112,747	107,468

Common shares outstanding at end of period:
Basic	111,494	109,372
Diluted	112,764	112,083

(1)         Adjusted earnings should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

(2)         For the three months ended  March 31, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)         For the three months ended March 31, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(4)         For the three months ended March 31, 2005 and 2004, excludes $2,124 and ($447) of net income (loss) allocable to HPU holders, respectively.

(5)         For the three months ended March 31, 2005 and 2004, excludes $2,102 and ($447) of net income (loss) allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	March 31, 2005	December 31, 2004
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,311,033	$3,946,189
Corporate tenant lease assets, net	2,974,638	2,877,042
Other investments	192,267	75,092
Investments in joint ventures	5,504	5,663
Cash and cash equivalents	270,503	88,422
Restricted cash	45,702	39,568
Accrued interest and operating lease income receivable	32,058	25,633
Deferred operating lease income receivable	66,177	62,092
Deferred expenses and other assets	91,959	100,536
Goodwill	7,746	—
Total assets	$7,997,587	$7,220,237

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$144,127	$140,075

Debt obligations:
Unsecured senior notes	3,138,821	2,064,435
Unsecured revolving credit facilities	613,000	840,000
Secured revolving credit facilities	28,035	78,587
Secured term loans	694,301	693,472
iStar Asset Receivables secured notes	842,470	929,180
Total liabilities	5,460,754	4,745,749
Minority interest in consolidated entities	20,117	19,246
Shareholders’ equity	2,516,716	2,455,242
Total liabilities and shareholders’ equity	$7,997,587	$7,220,237

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended
	March 31, 2005
PERFORMANCE STATISTICS

Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$85,550
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$96,130

Adjusted basic earnings before preferred dividends - Annualized (A)	$384,520
Average total book assets (B)	$7,608,912

Return on average book assets (A) / (B)	5.1%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$85,550
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$342,200

Average total book equity	$2,485,979
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$1,979,803

Return on average common book equity (C) / (D)	17.3%

Efficiency Ratio

General & administrative expenses	$15,361
Plus: General and administrative - stock-based compensation	642
Total corporate overhead (E)	$16,003

Total revenue (F)	$181,498

Efficiency ratio (E) / (F)	8.8%

CREDIT STATISTICS

Book Debt (A)	$5,316,627

Book Equity	$2,516,715
Plus: Accumulated Depreciation and Loan Loss Reserves	293,889
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,810,604

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	1.9	x

Ratio of earnings to fixed charges	2.0	x

Ratio of earnings to fixed charges and preferred stock dividends	1.8	x

(1)       Adjusted earnings should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing.  It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

	Three Months Ended
	March 31, 2005
Interest Coverage
EBITDA (1) (C)	$157,554
GAAP interest expense (D)	$68,951

EBITDA / GAAP interest expense (C) / (D)	2.3	x

Fixed Charge Coverage
EBITDA (1) (C)	$157,554

GAAP interest expense	$68,951
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$79,531

EBITDA / GAAP interest expense and preferred dividends (C) / (E)	2.0	x

Unencumbered assets	$5,685,455

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$70,319
Add: GAAP interest expense	68,951
Add: Depreciation and amortization	18,284
EBITDA (1)	$157,554

(1)       EBITDA should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

FINANCING  VOLUME  SUMMARY  STATISTICS

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
Three Months Ended March 31, 2005	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$193,901	$585,555	$779,456	$108,013	$121,096
Weighted average GAAP yield	9.55%	7.01%	7.64%	11.06%	N/A
Weighted average all-in spread/margin (basis points) (1)	+525	+437	—	+653	N/A
Weighted average first $loan-to-value ratio	58.3%	10.1%	18.4%	N/A	N/A
Weighted average last $loan-to-value ratio	77.1%	57.1%	60.5%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments					23

Discretionary commitments					$26,600
Non-discretionary commitments					524,822
Total unfunded commitments					$551,422
Estimated weighted average funding period				Approximately 2.6 years

(1)       Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

Three Months Ended	Year Ended
March 31, 2005	December 31, 2004
$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$102,658	1.28%	$27,526	0.38%

Provision for loan losses /
As a percentage of total assets	$46,876	0.59%	$42,436	0.59%
As a percentage of non-performing loans	46%	154%

	Three Months Ended		Year Ended
	March 31, 2005		December 31, 2004
	$ %		$ %
Net charge-offs /
As a percentage of total assets	$0	0.00%	$0	0.00%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

	Three Months Ended	Year Ended
	June 30, 2005	December 31, 2005

Earnings per diluted common share guidance	$0.57	$2.25 - $2.60
Add: Depreciation and amortization per diluted common share	$0.23	$0.65 - $1.25
Adjusted earnings per diluted common share guidance	$0.80	$3.25 - $3.50

(1)         Adjusted earnings should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

PORTFOLIO STATISTICS AS OF MARCH 31, 2005 (1)

	$	%
Security Type
First Mortgages (2)	$3,342	43.0%
Corporate Tenant Leases	3,267	42.0
Corporate / Partnership Loans	1,016	13.1
Other Investments	146	1.9
Total	$7,771	100.0%

	$	%
Collateral Type
Office (CTL)	$1,654	21.3%
Industrial/R&D	1,179	15.2
Office (Lending)	1,050	13.5
Entertainment / Leisure	793	10.2
Other	669	8.6
Retail	631	8.1
Hotel (Lending)	572	7.4
Mixed Use / Mixed Collateral	515	6.6
Apartment / Residential	439	5.6
Hotel (Investment Grade CTL)	269	3.5
Total	$7,771	100.0%

	$	%
Collateral Location
West	$1,815	23.4%
Northeast	1,659	21.4
Southeast	1,221	15.7
Central	684	8.8
Mid-Atlantic	682	8.8
Various / Corporate	654	8.4
South	476	6.1
North Central	274	3.5
Northwest	164	2.1
Southwest	142	1.8
Total	$7,771	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations.”

(2)          Includes $515.2 million of junior participation interests in first mortgages.

-end-